FOR IMMEDIATE RELEASE
Contact: Nick Zangari	Media Contact: Tonya Abeln
(502) 394-1157	(502) 386-1742
Nick.Zangari@kyderby.com	Tonya.Abeln@kyderby.com

Churchill Downs Incorporated to Acquire Exacta Systems

LOUISVILLE, KY. (December 19, 2022) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) announced today that it has entered into a definitive agreement under which CDI would acquire all of the outstanding equity interests of Exacta Systems, LLC (“Exacta”) for total consideration of $250 million in cash (the “Transaction”), subject to certain working capital and other purchase price adjustments. The Transaction will provide CDI the opportunity to realize synergies related to the Company’s recent acquisition of Colonial Downs Racetrack and the Rosie’s Gaming Emporium HRM facilities in Virginia.
Exacta, a provider of technology to support historical horse racing (“HHR”) operations, has integrated a diverse set of leading historical racing machine (“HRM”) gaming manufacturers into its HHR platform, including AGS, IGT, Light & Wonder, Everi, Konami and Incredible Technologies. Exacta supports HHR operations in Virginia, Kentucky, Wyoming and New Hampshire.
“For nearly a decade, Exacta has been a creative force supporting the growth of historical horse racing in the U.S.,” said Bill Carstanjen, Chief Executive Officer of CDI. “We look forward to expanding Exacta’s national footprint and further diversifying the game offerings available to players at HRM facilities around the country.”
For tax purposes, the acquisition will be treated as an asset purchase allowing CDI to realize incremental tax benefits, which will provide additional cash flow and will enhance the overall economics of the transaction. The Transaction will be funded with cash on hand and through the Company’s existing credit facility. The Transaction is dependent on various and customary closing conditions, including obtaining required regulatory approvals. The Transaction is expected to close in 2023.
About Churchill Downs Incorporated
Churchill Downs Incorporated (“CDI”, NASDAQ: CHDN) has been creating extraordinary entertainment experiences for nearly 150 years, beginning with the company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the development of live and historical racing entertainment venues, the growth of the TwinSpires horse racing online wagering business and the operation and development of regional casino gaming properties. More information is available at www.churchilldownsincorporated.com.

About Exacta Systems
Exacta Systems employs a pioneering technology driving growth in new and existing HHR markets. Exacta Connect’s robust and flexible system architecture supports multiple game vendors and virtually unlimited math modeling capabilities on a single system enabling Exacta to deliver a diverse gaming library with second-to-none entertainment experiences. For more information visit: www.exactasystems.com.
This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).
Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to identify and complete expansion, acquisition or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; costs and uncertainties relating to the development of new venues and expansion of existing facilities; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; and increase in our insurance costs, or obtain similar insurance coverage in the future, and inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events.
We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.